                                 EXHIBIT 4.4(b)






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                               ATRION CORPORATION
                            1997 STOCK INCENTIVE PLAN
                                   AS AMENDED

                 ARTICLE 1 - ESTABLISHMENT, PURPOSE AND DURATION

1.1 Establishment of the Plan. Atrion Corporation, a Delaware corporation (the "Company"), hereby establishes an incentive compensation plan to be known as the "Atrion Corporation 1997 Stock Incentive Plan" (the "Plan"), as set forth herein. The Plan permits the Company to grant Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock and Performance Shares, as defined herein.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the interests of the Company by affording employees of the Company and the Subsidiaries and directors of the Company an opportunity to acquire a proprietary interest in the Company, and by providing such persons with long-term financial incentives for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees and directors upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent.

1.3 Duration of the Plan. The Plan shall be effective on March 12, 1997, the date of its adoption by the Board of Directors (the "Effective Date"), subject to approval by the Company's stockholders within twelve (12) months thereafter, such approval to be by stockholder vote sufficient to satisfy the federal tax requirements then in effect related to stockholder approval of stock option plans providing for the grant of Incentive Stock Options and any requirement of The Nasdaq Stock Market, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to
Article 15 hereof, until all Shares subject to it shall have been purchased or acquired according to the provisions hereof. However, in no event may an Award of an ISO, as such terms are defined herein, be granted under the Plan after March 12, 2007, although an ISO granted prior thereto may extend beyond such date.

                             ARTICLE 2 - DEFINITIONS

Whenever used in the Plan, the following capitalized terms shall have the meanings set forth below:

2.1 "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock or Performance Shares.

2.2 "Award Agreement" means a written agreement between the Company and a Participant setting forth the terms and provisions applicable to an Award granted by the Company to such Participant hereunder.

2.3 "Board" or "Board of Directors" means the Board of Directors of the Company.

2.4 "Change in Control" means the occurrence of any of the following:

(a) when any "person," as such term is used in Section 13(d) or 14(d) of the Exchange Act (other than the Company or any subsidiary or any employee benefit plan of the Company or any subsidiary

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(including its trustee)), is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's outstanding securities;

(b) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) seventy-five percent (75%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquired twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities;

(c) when, during any period of two (2) consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board cease, for any reason, to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each director first elected during such period was approved by a vote of at least sixty-seven percent (67%) of the directors then still in office who were directors of the Company at the beginning of any such period or whose election or nomination for election was previously so approved; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the assets of the Company which will result in the Company having no significant continuing operations.

2.5 "Change in Control Price" means the highest price per share (a) paid for Shares in any transaction reported on any exchange on which the Common Stock is listed or on The Nasdaq Stock Market, as the case may be, or (b) paid or offered in any transaction related to a Change in Control of the Company, in either event at any time during the preceding sixty (60) day period, as determined by the Committee.

2.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall include the applicable Treasury regulations thereunder.

2.7  "Committee" means the Compensation Committee of the Board.

2.8 "Common Stock" means the ten cent ($0.10) par value common stock of the Company.

2.9 "Company" means Atrion Corporation, a Delaware corporation, and any successor as provided in Article 18 hereof.

2.10 "Director" means any individual who is a member of the Board.

2.11 "Disability" with respect to a Participant means physical or mental inability to perform the normal duties of his employment by the Company or service as a Director as determined by a physician selected by the Committee after an examination of such Participant; provided, however, that if such participant fails or refuses to cooperate in such examination, the determination of his Disability shall be made by the Committee in its sole discretion.

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2.12 "Earnings per Share" means the consolidated "earnings per share" of the Common Stock determined in accordance with generally accepted accounting principles.

2.13 "Effective Date" means the date described in Section 1.3 hereof.

2.14 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.15 "Fair Market Value" as of any date means (i) with respect to an Award of an ISO and an Award which is intended to qualify under the Performance-Based Exception, the average of the high and low sales price of a Share on such date as reported by (1) any national securities exchange on which the Shares are actively traded or (2) The Nasdaq Stock Market or, if no Shares are traded on such exchange or system on such date, then on the next preceding date on which any Shares were traded on such exchange or system; and (ii) with respect to all other Awards, the closing sales price of a Share on such date as reported by (1) any national securities exchange on which the Shares are actively traded or (2) The Nasdaq Stock Market or, if no Shares are traded on such exchange or system on such date, then on the next preceding date on which any Shares were traded on such exchange or system.

2.16 "Freestanding SAR" means an SAR granted independently of any Options.

2.17 "Incentive Stock Option" or "ISO" means an option to purchase Shares granted pursuant to Article 5 hereof which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.18 "Insider" shall mean an individual who is required to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission under Section 16 of the Exchange Act.

2.19 "Key Employee" means an employee of the Company or any Subsidiary who is designated as a key employee by the Committee.

2.20 "Named Executive Officer" means, for a calendar year, a Participant who is one of the group of "covered employees" for such calendar year within the meaning of Section 162(m) of the Code.

2.21 "Non-Employee Director" means a Director who, at the time of determination of such status, (i) is not an officer or otherwise employed by the Corporation or a Subsidiary; (ii) does not receive compensation directly or indirectly from the Corporation or a Subsidiary for services rendered as a consultant or in any capacity other than as a Director, except for an amount for which disclosure would not be required pursuant to Item 404(a) of Regulation S-K; (iii) does not possess an interest in any other transactions for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and (iv) is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

2.22 "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted pursuant to Article 5 or Article 10 hereof which is not intended to meet the requirements of Section 422 of the Code.

2.23 "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

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2.24 "Option Price" means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.25 "Outside Director" means a Director who is not an employee of the Company or any Subsidiary.

2.26 "Participant" means a Key Employee or an Outside Director who has been granted an Award which is outstanding hereunder.

2.27 "Performance-Based Exception" means the performance-based exception, set forth in Section 162(m)(4)(C) of the Code, from the deductibility limitations of
Section 162(m) of the Code.

2.28 "Performance Share" means an Award granted pursuant to Article 8 hereof.

2.29 "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and such Shares are subject to a substantial risk of forfeiture, as provided in Article 7 hereof.

2.30 "Prior Plans" means the (i) Atrion Corporation 1990 Stock Option Plan and
(ii) Atrion Corporation 1994 Key Employee Stock Incentive Plan.

2.31 "Restricted Stock" means an Award granted pursuant to Article 7 hereof.

2.32 "Return on Assets" means the consolidated "return on average assets" of the Company and its subsidiaries determined in accordance with generally accepted accounting principles.

2.33 "Return on Equity" means the consolidated "return on average common stockholders' equity" of the Company and its subsidiaries determined in accordance with generally accepted accounting principles.

2.34 "Revenues" means the consolidated "revenues" of the Company and its subsidiaries determined in accordance with generally accepted accounting principles.

2.35 "Shares" means the shares of Common Stock of the Company.

2.36 "Stock Appreciation Right" or "SAR" means an Award granted to a Key Employee alone or in tandem with a related Option pursuant to Article 6 hereof which is designated as an SAR and which grants such Key Employee the right to receive payment of an amount equal to the appreciation in the value of Shares.

2.37 "Subsidiary" means any corporation, partnership, joint venture, affiliate, or other entity of which a majority of the outstanding voting stock or power is beneficially owned, directly or indirectly, by the Company.

2.38 "Tandem SAR" means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

2.39 "Total Stockholder Return" means the percentage change in the value of an initial investment in

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the Common Stock assuming the reinvestment of all dividends paid on such shares.

                           ARTICLE 3 - ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee, all of the members of which shall be Non-Employee Directors. Any action taken with respect to Named Executive Officers for purposes of meeting the Performance-Based Exception shall be taken by the Committee only if all of the members of the Committee are "outside directors" within the meaning of Code Section 162(m), subject to any applicable transition rules under Code Section 162(m). If all of the members of the Committee are not "outside directors," such action shall be taken by a subcommittee of the Committee of two (2) or more members, all of whom are "outside directors."

3.2 Authority of the Committee. Except as limited by law, or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee shall have full power to designate the Key Employees who shall participate in the Plan; determine the sizes and types of Awards (other than Options granted to Outside Directors pursuant to Article 10 hereof); determine the terms and provisions of Awards in a manner consistent with the Plan (other than Options granted to Outside Directors pursuant to Article 10 hereof); construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; determine whether Awards (other than Options granted to Outside Directors pursuant to Article 10 hereof) will be granted singularly, in combination or in tandem; accelerate or defer (with the consent of the Key Employee) the vesting, exercise or payment of an Award (other than Options granted to Outside Directors pursuant to Article 10 hereof) or the performance period of an Award (other than Options granted to Outside Directors pursuant to Article 10 hereof), but no deferral shall extend beyond the term of the Award; to accept the surrender of Awards and the substitution of new or revised Awards in exchange therefor (other than Options granted to Outside Directors pursuant to Article 10 hereof); and (subject to the provisions of Article 15 hereof), amend the terms and provisions of any outstanding Award to the extent such terms and provisions are within the discretion of the Committee as provided in the Plan. The Committee shall make all other decisions relating to the operation of the Plan, and all other determinations which may be necessary or advisable for the administration of the Plan.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, employees, Participants, and their estates and beneficiaries.

3.4 Administration of Article 10. Notwithstanding any other provision of the Plan, the Board shall administer Article 10 of the Plan, and the Committee shall exercise no discretion with respect to Article 10. In the Board's administration of Article 10 and the Options granted to Outside Directors, the Board shall have all of the authority and discretion otherwise granted to the Committee with respect to the administration of the Plan.

                     ARTICLE 4 - SHARES SUBJECT TO THE PLAN

4.1 Number of Shares Available for Grants. Beginning on the Effective Date, there is hereby reserved for grants of Awards under the Plan the number of Shares equal to the sum of:

(a) Five Hundred Thousand (500,000) Shares; and

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(b) such number of Shares reserved for issuance under the Prior Plans in excess of the number of Shares as to which options have been awarded thereunder as of the Effective Date including any Shares subject to options previously granted under the Prior Plans which hereafter shall lapse, expire, terminate or be canceled.

The number of Shares reserved for grants of Awards under this Section 4.1 shall be subject to adjustment as provided in Section 4.3 hereof.

4.2 Lapsed Awards. If any Award granted hereunder is canceled, terminates, expires or lapses for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), any Shares subject to such Award shall again be available for the grant of an Award under the Plan.

4.3 Adjustments in Authorized Shares. Subject to Article 14 hereof, in the event of any change in corporate capitalization, such as a stock dividend or stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares reserved under the Plan, in the number, class and price of Shares subject to outstanding Awards granted under the Plan, and in the numerical limit set forth in the last sentence of Section 4.1 hereof, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number. In the case of Options granted to Outside Directors pursuant to Article 10 hereof, the foregoing adjustments shall be made by the Board, and any such adjustments also shall apply to the future grants provided by Article 10 hereof.

                            ARTICLE 5 - STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and conditions of this Article, and to such other terms and conditions as the Committee may determine, Options may be granted to Key Employees in such number and at such times as shall be determined by the Committee.

5.2 Award Agreement. Each Option granted shall be evidenced by an Award Agreement that shall specify the Option Price, the term of the Option, the number of Shares subject to such Option and such other provisions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

5.3 Option Price. The Option Price of an ISO shall not be less than the Fair Market Value of a Share on the date the Option is granted and the Option Price of an NQSO shall be as determined by the Committee in its sole discretion.

5.4 Term of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

5.5 Exercise of Options. The Shares subject to an Option may be purchased in such installments and on such exercise dates as shall be set forth in the Award Agreement. Any Shares not purchased on the applicable exercise date may be purchased thereafter at any time prior to the final expiration of the

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Option. In no event shall any Option be exercised, in whole or in part, after its expiration date.

5.6 Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company:
(a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate Option Price, or (c) by a combination of (a) and (b). The Committee also may allow cashless exercise or payment by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law. As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option.

5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on the transfer of Shares acquired pursuant to the exercise of an Option granted under this Article as it may deem advisable including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Common Stock is then listed or traded and under any state securities laws applicable to such Shares.

5.8 Termination of Employment. Each Award Agreement with respect to Options granted hereunder shall set forth the extent to which the Participant shall have the right to exercise the Options following termination of the Participant's employment with the Company or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement, need not be uniform among all Options issued pursuant to this Article, may reflect distinctions based on the reasons for termination of employment and may include provisions relating to a Participant's competition with the Company after termination of employment. In that regard, if an Award Agreement permits exercise of an Option following the death of the Participant, the Award Agreement shall provide that such Option shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant's will or, if the Participant shall fail to make a testamentary disposition of the Option or shall have died intestate, by the Participant's executor or other legal representative.

5.9  TRANSFERABILITY OF OPTIONS.

(a) Incentive Stock Options. No ISO granted under this Article may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant shall be exercisable during his or her lifetime only by such Participant.

(b) Nonqualified Stock Options. Any NQSO granted under this Article 5 may be transferable or nontransferable in the discretion of the Committee and under such terms and conditions as may be set forth in the Award Agreement with respect to such NQSO.

5.10 No Rights. A Participant granted an Option under the Plan shall have no rights as a stockholder of the Company with respect to the Shares subject to such Option except to the extent that Shares are issued to the Participant upon the exercise of such Option.

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5.11 Certain Additional Provisions for Incentive Stock Options.

     (a) Exercisability. The aggregate Fair Market Value (determined on the date the Award is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Key Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed One Hundred Thousand Dollars ($100,000).

     (b) Termination of Employment. No Incentive Stock Option may be exercised more than three (3) months after termination of employment for any reason other than Disability or death, unless (i) the Participant dies during such three (3)-month period, and (ii) the Award Agreement or the Committee permits later exercise.

     (c) Company and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the date the Award is granted.

     (d) Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the date the Award is granted; provided, however, that if the Option is granted to a Key Employee who, together with persons whose stock ownership is attributed to the Key Employee pursuant to section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.12 Substitute Options. Notwithstanding any other provision of this Plan, in the event that the Company or a Subsidiary consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become employees of the Company or any Subsidiary on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

                      ARTICLE 6 - STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and conditions of this Article, and to such other terms and conditions as the Committee may determine, SARs may be granted to Key Employees at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of such forms of SARs. The Committee shall have complete discretion in determining the number of Shares covered by SARs granted hereunder (subject to Article 4 hereof) and in determining the terms and provisions pertaining to such SARs. The number of Shares covered by a Freestanding SAR shall be counted against the number of Shares available for grants of Awards under Section 4.1 hereof, but the number of Shares covered by a Tandem SAR shall not be so counted. The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of a Tandem SAR shall equal the Option Price of the related Option.

6.2 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. In no event shall the exercise period for a Tandem SAR exceed the exercise period

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for the related Option. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO;
(ii) the value of the payout with respect to the Tandem SAR shall not exceed the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

6.3 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and provisions the Committee, in its sole discretion, imposes upon them.

6.4 Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

6.5 Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed 10 years.

6.6 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company equal to the product of (i) the difference between the Fair Market Value of a Share on the date of exercise over the grant price and (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon exercise may be in cash, in Shares of equivalent value, or in some combination thereof; provided, however, that from and after the date of a Change in Control, the exercise of an SAR may be settled only in cash.

6.7 Termination of Employment. Each Award Agreement with respect to SARs granted hereunder shall set forth the extent to which the Key Employee shall have the right to exercise the SAR following termination of the Key Employee's employment with the Company or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement, need not be uniform among all SARs issued pursuant to the Plan, may reflect distinctions based on the reasons for termination of employment and may include provisions relating to a Key Employee's competition with the Company after termination of employment. In that regard, if an Award Agreement permits exercise of an SAR following the death of the Participant, the Award Agreement shall provide that such SAR shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Key Employee's will, or if the Key Employee shall fail to make a testamentary disposition of the SAR or shall have died intestate, by the Key Employee's executor or other legal representative.

6.8 Nontransferability of SARs. Except as otherwise provided in an Award Agreement, no SAR may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in an Award Agreement, all SARs granted to a Key Employee under the Plan shall be exercisable during his or her lifetime only by such Key Employee.

6.9 No rights. A Key Employee granted an SAR shall have no rights as a stockholder of the Company with respect to the Shares covered by such SAR except to the extent that Shares are issued to the Key Employee upon exercise of the SAR.

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                          ARTICLE 7 - RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and conditions of this Article, and to such other terms and conditions as the Committee may determine, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Key Employees in such numbers as the Committee shall determine.

7.2 Award Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

7.3 Transferability. Except as provided in this Article, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to Restricted Stock granted to a Key Employee under the Plan shall be available during his or her lifetime only to such Key Employee.

7.4 Other Restrictions. The Committee may impose such other conditions or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Key Employees pay a certain purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, or individual), time-based restrictions on vesting following the attainment of the performance goals and restrictions under applicable federal or state securities laws. The Company shall retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and restrictions applicable to such Shares have been satisfied. Except as otherwise provided in this Article or in the applicable Award Agreement, or as otherwise required by law, Shares of Restricted Stock shall become freely transferable by the Key Employee after the last day of the Period of Restriction.

7.5 Voting Rights. During the Period of Restriction, Key Employees owning Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to such Shares.

7.6 Dividends and other Distributions. During the Period of Restriction, Key Employees owning Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so owned. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. In the event that any dividend constitutes a "derivative security" or an "equity security" pursuant to Section 16 under the Exchange Act, such dividend shall be subject to a vesting period equal to the remaining vesting period of the Shares of Restricted Stock with respect to which the dividend is paid.

7.7 Termination of Employment. Each Award Agreement with respect to Restricted Stock granted hereunder shall set forth the extent to which the Key Employee shall have the right to receive unvested Restricted Shares following termination of the Key Employee's employment with the Company or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, may reflect distinctions based on the reasons for termination of employment and may include provisions relating to a Key Employee's competition with the Company after termination of employment. In amplification but not limitation of the foregoing, in the case of an

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Award of Restricted Stock to a Named Executive Officer which is intended to qualify for the Performance-Based Exception, the Award Agreement may provide that such Restricted Stock may become payable in the event of a termination of employment by reason of death, Disability or Change in Control, such payment not to occur before attainment of the related performance goal.

                         ARTICLE 8 - PERFORMANCE SHARES

8.1 Grant of Performance Shares. Subject to the terms and conditions of this Article and to such other terms and conditions as the Committee may determine, Performance Shares may be granted to Key Employees in such amounts, upon such terms and at such times as shall be determined by the Committee. The number and vesting of Performance Shares granted shall be conditioned upon the degree of attainment of specified performance goals or other conditions over a specified period (the "Performance Period") as determined by the Committee, subject to
Section 3.1 hereof. The terms and provisions of an Award of Performance Shares shall be evidenced by an appropriate Award Agreement.

8.2 Value of Performance Shares. The value of a Performance Share at any time shall be the Fair Market Value of a Share at such time.

8.3 Form and Timing of Payment of Performance Shares. The Committee shall establish the amount of payment to be made under an Award of Performance Shares if the performance goals or other conditions are met. Such Award shall be expressed in terms of Shares. After the completion of a Performance Period, the performance of the Company, subsidiary, division or individual, as the case may be, shall be measured against the performance goals or other conditions, and the Committee shall determine whether all, none or a portion of an Award shall be paid. The Committee shall pay any earned Performance Shares as soon as practicable after they are earned in the form of cash, Shares or a combination thereof (as determined by the Committee) having an aggregate Fair Market Value equal to the value of the earned Performance Shares as of the date they are earned. Any Shares used to pay earned Performance Shares may be issued subject to any restrictions deemed appropriate by the Committee. In addition, the Committee, in its discretion, may cancel any earned Performance Shares and grant Stock Options to the Key Employee which the Committee determines to be of equivalent value based on a conversion formula stated in the applicable Award Agreement. The Committee, in its discretion, may also grant dividend equivalent rights with respect to earned but unpaid Performance Shares as evidenced by the applicable Award Agreement. Performance Shares shall have no voting rights.

8.4 Termination of Employment. Each Award Agreement with respect to Performance Shares granted hereunder shall set forth the extent to which the Key Employee shall have the right to receive unearned Performance Shares following termination of the Key Employee's employment with the Company and its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreements, need not be uniform among all Performance Shares awarded pursuant to the Plan, may reflect distinctions based on the reasons for termination of employment and may include provisions relating to a Key Employee's competition with the Company after termination of employment.

8.5 Nontransferability. Except as otherwise provided in an Award Agreement with respect to Performance Shares granted hereunder, Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in an Award Agreement, a Key Employee's rights

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under the Plan shall be exercisable during the Key Employee's lifetime only by the Key Employee.

                        ARTICLE 9 - PERFORMANCE MEASURES

The performance measure or measures to be used for purposes of Awards, other than Options, to Named Executive Officers which are designed to qualify for the Performance-Based Exception shall be selected from among the following alternatives:

         (a) Earnings per Share;

         (b) Return on Assets;

         (c) Return on Equity;

         (d) Revenues; or

         (e) Total Stockholder Return

In the event that applicable tax or securities laws change in order to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

                     ARTICLE 10 - OUTSIDE DIRECTOR OPTIONS.

         The provisions of this Article 10 shall apply only to grants of Options to Outside Directors as provided below. Except as set forth in this Article 10, the other provisions of the Plan shall apply to grants of Options to Outside Directors to the extent not inconsistent with this Article 10. For purposes of interpreting the applicable provisions of the Plan, an Outside Director's service as a member of the Board shall be deemed to be employment with the Company.

10.1 General. Outside Directors shall be granted Nonqualified Stock Options in accordance with this Article 10. The Option Price per share of Shares purchasable under Options granted to Outside Directors shall be the Fair Market Value of a Share on the date of grant. Options granted pursuant to this Article 10 shall be subject to the terms of this Article 10 and shall not be subject to discretionary acceleration of exercisability.

10.2 Annual Grants. On July 10 of each year while this Plan is in effect, commencing with July 10, 1997, each Outside Director will be granted automatically, without action by the Committee, an Option to purchase Two Thousand (2,000) Shares. The Option Price shall equal the Fair Market Value of the Common Stock as of the date of grant.

10.3 Vesting. Each Option granted under this Article 10 shall be fully exercisable on the date of grant. Sections 5.4 and 5.8 hereof shall not apply to Options granted to Outside Directors.

10.4 Duration. Each Option granted to an Outside Director shall expire on the first to occur of (i) the tenth anniversary of the date of grant of the Option,
(ii) six (6) months after the date the Outside Director ceases to be a Director other than as a result of the death of the Outside Director; or (iii) one (1) year after the Outside Director ceases to be a Director by reason of the death of the Outside Director,

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in which event the Option may be exercised during such period by the executor or administrator of the Outside Director's estate, by the person or persons to whom the Outside Director's rights under the Option shall pass by the Outside Director's will or the laws of descent and distribution or by the Outside Director's designated beneficiary. The Committee may not provide for an extended exercise period beyond the periods set forth in this Article 10.

                      ARTICLE 11 - BENEFICIARY DESIGNATION

Each Participant may, from time to time, designate any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

                             ARTICLE 12 - DEFERRALS

The Committee may permit a Key Employee to defer such Key Employee's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Key Employee by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

                       ARTICLE 13 - RIGHTS OF PARTICIPANTS

13.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time and for any reason, nor confer upon any Participant any right to continue in the employ or service of the Company or its Subsidiaries. For purposes of this Plan, a transfer of a Key Employee's employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment.

13.2 Participation. No Key Employee shall have the right to be selected to receive any Award under this Plan, or, having been so selected, to be selected to receive any future Award.

                  ARTICLE 14 - CHANGE IN CONTROL OF THE COMPANY

Except as may be set forth in an Award Agreement, in the event of a Change in Control, the following provisions shall apply: (i) Options granted under Article 5 hereof and SARs shall become immediately and fully exercisable; (ii) Restricted Shares granted under the Plan shall be immediately and fully vested and all restrictions shall lapse; and (iii) the target payout opportunities attainable under all outstanding Awards of Restricted Stock and Performance Shares shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control. To the extent set forth in any Award Agreement (other than with respect to Options granted to Outside Directors pursuant to Article 10 hereof) a Key Employee will be permitted to surrender for cancellation within sixty (60) days after such Change in Control any outstanding Options, SARs, Restricted Stock or Performance Shares and the Key Employee will be entitled to receive a payment (i) with respect to each Option in an amount

                               Page 23 of 55 pages
equal to the excess, if any, of the Change in Control Price over the Option Price; (ii) with respect to each SAR in an amount equal to the excess, if any, of the Change in Control Price over the grant price of the SAR; (iii) with respect to each share of Restricted Stock the Change in Control Price; and (iv) with respect to each Performance Share, the Change in Control Price.

              ARTICLE 15 - AMENDMENT, MODIFICATION AND TERMINATION

The Board may at any time, and from time to time, alter, amend, discontinue, suspend or terminate the Plan in whole or in part; provided, however, that no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

                            ARTICLE 16 - WITHHOLDING

16.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

16.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date as of which the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

                          ARTICLE 17 - INDEMNIFICATION

Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to defend the same before he or she undertakes to defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

                             ARTICLE 18 - SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.


                               Page 24 of 55 pages

                           ARTICLE 19 - MISCELLANEOUS

19.1 Gender and Number. Whenever the context so requires, the singular shall include the plural and the plural shall include the singular and the gender of any pronoun shall include the other genders.

19.2 Severability. The invalidity of this Plan with respect to one or more persons shall not affect the rights and obligations of any other person hereunder in any manner whatsoever. The invalidity of one or more provisions of this Plan shall not affect the validity of any other provision of this Plan in any manner whatsoever.

19.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.4 Securities Laws Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

19.5 Governing Law. This Plan shall be construed according to the laws of the State of Delaware.



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